Exhibit 5.1

August 5, 2005

Clinical Data, Inc.
One Gateway Center, Suite 411
Newton, MA 02458

Ladies and Gentlemen:

We have acted as special counsel to Clinical Data, Inc., a Delaware corporation ("Clinical Data"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance of (i) shares of Clinical Data’s common stock, par value $0.01 per share (the "Common Stock"); (ii) shares of Clinical Data’s preferred stock, par value $0.01 per share (the "Preferred Stock"); (iii) warrants to purchase shares of Clinical Data’s Common Stock (the "Warrants"); and (iv) shares of Clinical Data Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants (collectively with the Common Stock, Preferred Stock and Warrants, the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of June 20, 2005, as amended, by and among Clinical Data, Safari Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Clinical Data, and Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Merger Agreement").

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies, certified or otherwise identified to our satisfaction of: (i) the Merger Agreement; (ii) the certificate of incorporation of Clinical Data, as currently in effect; (iii) the By-laws of Clinical Data, as currently in effect; (iv) certain resolutions of the board of directors of Clinical Data; and (v) such other documents, records or other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, facsimile, or copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than Clinical Data, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery of such documents by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the certificate of incorporation of Clinical Data will be amended in accordance with the Delaware General Corporation Law by the filing of a certificate of designations designating the Preferred Stock. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representatives of officers and other representatives of Clinical Data and others. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

We do not express any opinion as to the effect on the opinion expressed herein of (i) the compliance or noncompliance of any party to the Merger Agreement or (ii) the legal or regulatory status or the nature of the business of any other party.

Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Certificate of Designations has been filed with the Secretary of State of the State of Delaware, and the Shares have been issued in the manner contemplated by the Registration Statement, the Prospectus, and the Merger Agreement (including any shares of Common Stock issuable upon the conversion of any such Shares), such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions stated herein relating to the validity and binding nature of obligations of the Company are subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) the effect of general principals of equity (regardless of whether considered in a proceeding in equity or at law).

The opinions expressed herein are limited to the laws of the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MCDERMOTT WILL & EMERY LLP

MCDERMOTT WILL & EMERY LLP